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                                                                    EXHIBIT 99.1

[BRIGHAM LOGO]                                                      NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

BRIGHAM PROVIDES UPDATE ON RECENT WELL COMPLETIONS

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         Austin, TX -- (Business Wire) - February 24, 2000 -- Brigham
Exploration Company (NASDAQ:BEXP) today announced initial production results for two wells recently completed in its Gulf Coast exploration projects.

HOME RUN FIELD DISCOVERY

         As previously disclosed, Brigham discovered a potentially significant new Vicksburg field, the Home Run Field, in its Diablo Project in Brooks County, Texas during the fourth quarter of 1999. The Palmer State #2 well was drilled to a depth of 12,550 feet and encountered 210 net feet of sand with greater than 15% density log porosity in four Lower Vicksburg sand intervals. During a six-week period beginning in late December, Brigham perforated, fracture stimulated and tested each of these four zones with average daily flow rates ranging from 2.2 to 7.4 MMcf of natural gas and 130 to 430 barrels of condensate per zone. Receipt of regulatory approvals from the Texas Railroad Commission was delayed until mid-February, and the Company subsequently performed commingling operations to produce the Palmer State #2 well from all four Lower Vicksburg zones.

         On February 20th, the Palmer State #2 began flowing to sales as a commingled producer. Currently, the well is producing at a rate of 10.1 MMcf of natural gas and 650 barrels of condensate per day, or 14 MMcfe total (4.1 MMcfe net to Brigham's revenue interest), with a flowing tubing pressure of 6,400 psi. While the Palmer State #2 is capable of producing at significantly higher rates, Brigham intends to monitor and evaluate actual production results to determine the optimal rate at which to produce the well. Brigham operates the Palmer State #2 well and has retained a 34% working and 29% net revenue interest in the Diablo Project.

         Brigham plans to drill at least five additional locations in this project in 2000, at least three of which will be developmental locations to the Palmer State #2 on the same fault block, the first of which should spud in March. Two of the five locations are exploratory wells planned to test fault blocks that are immediately adjacent to Brigham's Home Run Field discovery.

FRIO BRIGHT SPOT PLAY DISCOVERY

         In its Southwest Danbury Project in Brazoria County, Texas, Brigham has successfully completed another well in its Frio bright spot play. Brigham's prospects in this play are supported by 3-D seismic direct detection techniques including various amplitude attributes, such as amplitude versus offset (AVO) analysis. In this project, Brigham recently completed and tested its third consecutive well in the Upper Frio interval at a depth of approximately 10,700 feet. The Brigham-operated well, in which it retains a 56% working and 43% net revenue interest, began flowing to sales in mid-February. The well is currently producing at a rate of 2.9 MMcf of natural gas and 280 barrels of oil per day with a flowing tubing pressure of 2,800 psi. Brigham intends to spud an offset location to this Upper Frio discovery in April. In addition, the Company has twelve other amplitude-related prospects in this project area, at least three of which should be drilled in 2000.

         Brigham intends to release its year-end proved reserve estimates and financial results for the fourth quarter and full year 1999 during the week of March 6th.

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

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FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:  Christopher A. Phelps, Vice President - Finance & Strategic Planning
          (512) 427-3300 / investor@bexp3d.com